UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 21, 2007
Date of Report (Date of earliest event reported):
USI Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50041 (Commission File Number)	13-3771733 (IRS Employer Identification No.)
555 Pleasantville Road, Suite 160 South
Briarcliff Manor, NY 10510
(Address of principal executive offices)
(914) 749-8500
(Registrant’'s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events
     On January 16, 2007, USI Holdings Corporation (the “Company” or “USI”) announced that it had entered into an Agreement and Plan of Merger, dated as of January  15, 2007, by and among the Company, Compass Acquisition Holdings Corp. (“Compass”) and Compass Merger Sub, Inc. (the “Merger Agreement”), which provides for the acquisition of the Company by private equity funds sponsored by Goldman, Sachs & Co. (the “Merger”). On or about March 1, 2007, the Company mailed a definitive proxy statement (the “Proxy Statement”) relating to a special meeting of stockholders of the Company, which is scheduled for March 29, 2007, at 1:30 p.m. eastern time, to consider and vote upon a proposal to adopt the Merger Agreement.
     As disclosed in the Proxy Statement, plaintiff Levy Investments Ltd. commenced a purported class action on January 17, 2007, (Levy Investments Ltd. v. USI Holdings Corp., et al. (Index No. 1011/07, N.Y. Sup. Ct., Westchester County)) against the Company, its directors and Compass alleging that the Merger is unfair to the Company’s stockholders, and purporting to assert claims for breach of fiduciary duty and aiding and abetting breach of fiduciary duty.
     On March 21, 2007, plaintiff served an amended class action complaint which is attached hereto as Exhibit 99.1. The amended class action complaint seeks, among other things, to enjoin the consummation of the Merger. Plaintiff’s motion for a preliminary injunction is presently scheduled to be heard on March 26, 2007.
     USI believes that these claims are without merit and intends to defend itself vigorously.
Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Amended Class Action Complaint served by Levy Investments Ltd. in the Supreme Court of the State of New York, County of Westchester, on March 21, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:  March 22, 2007

USI HOLDINGS CORPORATION
By:	/s/ ERNEST J. NEWBORN, II
	Name:	Ernest J. Newborn, II
	Title:	Senior Vice Principal, General Counsel and Secretary